UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 15, 2015

ENERGY 11, L.P.
(Exact name of registrant as specified in its charter)

Delaware	333-197476	46-3070515
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

120 W 3rd Street, Suite 220 Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 882-9192

(Former name or former address, if changed since last report)

Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On September 15, 2015, Energy 11 Operating Company, LLC, our wholly owned subsidiary, entered into an Interest Purchase Agreement (“Purchase Agreement”) by and among Kaiser-Whiting, LLC (“Seller”) and the owners of all the limited liability company interests therein, for the potential purchase of certain of the limited liability company interests in Seller (the “Transferred Interests”) resulting in an 11.5% working interest in approximately 215 existing producing wells and approximately 262 future development locations in the Sanish field located in Mountrail County, North Dakota (collectively, the “Sanish Field Assets”). The Sanish field is part of the Greater Williston Basin where industry activity is focused on development of the prolific Bakken Shale formation.  Whiting Petroleum Corporation (NYSE:WLL) (“Whiting”), a publicly traded oil and gas company operates the asset on behalf of Seller and other working interest owners. If we close on the Purchase Agreement, we will be a non-operator, with Whiting, the largest producer in this basin, acting as operator. We anticipate drilling capital expenditure requirements for the Sanish Field Assets to be an estimated $75 million through 2020.

The Bakken Shale and its close geologic cousin, the Three Forks Shale, are found in the Williston Basin, centered in North Dakota.  The Bakken Shale in the Williston Basin is one of the largest oil fields in the U.S., covering an area of approximately 17,500 square miles. While oil has been produced in North Dakota from the Williston Basin since the 1950s, it is only since 2007 through the application of horizontal drilling and hydraulic fracturing technologies that the Bakken has seen an increase in production activities.

Pursuant to the Purchase Agreement, the cash purchase price for the Transferred Interests consists of (i) an initial $160 million (with the Deposit, as defined below, applied at closing) payable at closing subject to customary adjustments, (ii) an aggregate of $2 million, payable in equal amounts on December 31, 2016 and December 31, 2017 and (iii) a contingent payment of up to $95 million. The contingent payment will provide for a sharing between us and Seller to the extent the NYMEX price for WTI is between the current five-year strip oil price and $89 per barrel. The contingent payment will be calculated as follows: if on December 31, 2017 (the “Measurement Date”) the average of the monthly NYMEX:CL strip prices for future contracts during the delivery period beginning December 31, 2017 and ending December 31, 2022 (the “Measurement Date Average Price”) is greater than $56.61, then the Sellers will be entitled to a contingent payment equal to (a) (i) the lesser of (A) the Measurement Date Average Price and (B) $89.00, minus (ii) $56.61, multiplied by (b) 586,601 bbls per year for each of the five years from 2018 through 2022 represented by the contracts for the entire acquisition. The contingent consideration is capped at $95 million and is to be paid on January 1, 2018.

On September 17, 2015, we funded a deposit of $10 million (the “Deposit”) with the manager of Seller to be applied toward the purchase price at closing or to be released to the owners of Seller if the transaction does not close by the outside closing date due to our breach of the Purchase Agreement.  In the event the transaction does not close due to a breach by Sellers or if the aggregate value of any title defects, environmental defects and casualty losses exceeds 10% of the unadjusted initial purchase price, the Deposit will be refunded to us. If we do not perform under the contract as a result of our diligence review or otherwise breach the Purchase Agreement, the Sellers’ sole remedy against us is release of the Deposit to the Sellers.

The closing of the Purchase Agreement is subject to the satisfaction of a number of required conditions which currently remain unsatisfied under the Purchase Agreement.  Consummation of the acquisition is subject to our satisfactory completion of the review of title, environmental investigations, financial analysis and geological analysis, obtaining sufficient financing to fund the purchase price and other due diligence.  Accordingly, there can be no assurance at this time that all of the conditions precedent to consummating the Purchase Agreement will be satisfied, that we will find the results of our diligence investigation acceptable, that we will be able to obtain sufficient financing on terms reasonably acceptable to us or that the transaction will be successfully completed.

Item 8.01.  Other Events.

As of August 19, 2015, we completed our minimum offering of 1,315,790 common units at $19.00 per common unit.  As of August 31, 2015, we completed the sale of 1,645,710 common units at $19.00 per common unit for total gross proceeds of $31,268,490 and proceeds net of selling commissions and marketing expenses of $29,392,381. We are continuing the offering at $19.00 per common unit in accordance with the prospectus. As of August 31, 2015, 98,617,448 common units remained unsold. We will offer common units until January 22, 2017, unless the offering is extended by our general partner, provided that the offering will be terminated if all of the common units are sold before then.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Number	Title of Document
2.1	Interest Purchase Agreement dated September 15, 2015 among Energy 11 Operating Company, LLC, Kaiser-Whiting, LLC, and the owners of all the limited liability company interests in Kaiser-Whiting, LLC.*

*	Certain exhibits and schedules have been omitted. The Company agrees to furnish supplementally to the SEC a copy of any omitted exhibits and schedules upon request

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	September 18, 2015

ENERGY 11, L.P.

		By:	/s/ David McKenney
David McKenney
Chief Financial Officer of Energy 11 GP, LLC